UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 3, 2008
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-21543 (Commission File Number)	41-1839933 (IRS Employer Identification No.)

7401 Boone Ave. N. Brooklyn Park, Minnesota (Address of principal executive offices)	55428 (Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 3, 2008, Wilsons The Leather Experts Inc. (the “Company”) received a Nasdaq Staff Determination indicating that the Company’s securities are subject to delisting from The Nasdaq Global Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) to review the Staff Determination.
Previously, Nasdaq advised the Company that it failed to comply with the minimum $10.0 million stockholders’ equity requirement for continued listing on the The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3). The Company subsequently responded to Nasdaq on April 30, 2008, outlining a plan for regaining compliance and requesting an additional period of time to execute its plan before facing possible delisting from The Nasdaq Global Market. The June 3rd Nasdaq letter reported the Nasdaq Staff’s determination that the Company’s plan did not demonstrate a definitive plan to achieve near term compliance or sustain compliance over an extended period.
Furthermore, as previously announced on February 21, 2008, the Staff notified the Company on February 15, 2008 that the closing bid price of its common stock had been below $1.00 for 30 consecutive trading days, and accordingly, that the Company did not comply with Marketplace Rule 4450(a)(5). In addition, as previously announced on May 7, 2008, the Staff notified the Company on May 1, 2008 that the minimum market value of publicly held common shares of its common stock had been below $5.0 million for 30 consecutive trading days, and accordingly, that the Company did not comply with Marketplace Rule 4450(a)(2).
As required by Marketplace Rule 4804(b), the Company issued a press release on June 9, 2008, reporting the receipt of the Nasdaq Delisting Determination. A copy of this press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 9, 2008, regarding receipt of Nasdaq delisting determination.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: June 9, 2008	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer